Exhibit 10.7

AMENDED AND RESTATED

COLONIAL FEDERAL SAVINGS BANK

GROUP TERM REPLACEMENT PLAN

THIS PLAN was originally entered into as of the 1st day of January, 2002, by and between COLONIAL FEDERAL SAVINGS BANK, a savings association, located in Quincy, Massachusetts (the “Company”) and the Participant selected to participate in this Plan (the “Participant”). This Plan is amended and restated in its entirety as of July 1, 2021.

INTRODUCTION

The Company wishes to attract and retain highly qualified executives. To further this objective, the Company is willing to divide the death proceeds of certain life insurance policies which are owned by the Company on the lives of the participating executives with the designated beneficiary of each insured participating executive. The Company will pay the life insurance premiums from its general assets.

Article 1

Definitions

Whenever used in this Plan, the following terms shall have the meanings specified:

1.1    “Change of Control” means a (i) a change in ownership of the Corporation, (ii) a change in the effective control of the Corporation or (iii) a change in the ownership of a substantial portion of the assets of the Corporation, as defined for purposes of Section 409A of the Code; provided, however, that a Change in Control will not be deemed to have occurred as a result of the Bank’s mutual holding company reorganization and/or minority stock issuance or any second-step conversion of the Bank’s mutual holding company from the mutual-to-stock form and/or contemporaneous stock offering of a newly-formed stock holding company. For purposes of this Plan, the term “Corporation” is defined to include the Bank, any holding company of the Bank and their successors.

1.2    “Compensation Committee” means either the Compensation Committee designated from time to time by the Company’s Board of Directors or a majority of the Company’s Board of Directors, either of which shall hereinafter be referred to as the Compensation Committee.

1.3    “Disability” means the Participant’s suffering a sickness, accident or injury which has been determined by the carrier of any individual or group disability insurance policy covering the Participant, or by the Social Security Administration, to be a disability rendering the Participant totally and permanently disabled. The Participant must submit proof to the Company of the carrier’s or Social Security Administration’s determination upon the request of the Company.

1.4    “Early Retirement Age” means the Participant attaining age 62, 63 or 64.

1.5    “Early Retirement Date” means the Participant terminates at age 62, 63 or 64.

1.6    “Insured” means the individual whose life is insured.

1.7    “Insurer” means the insurance company issuing the life insurance policy on the life of the Insured.

1.8    “Normal Retirement Age” means the Participant attaining age 65.

1.9    “Normal Retirement Date” means the later of the Normal Retirement Age or the date that the Participant terminates or is terminated for any reason other than Termination for Cause.

1.10    “Participant” means the employee who is designated by the Compensation Committee as eligible to participate in this Plan, elects in writing to participate in the Plan using the form attached hereto as Exhibit A and signs a “Split Dollar Endorsement” for the Policy in which the Participant is the Insured.

1.11    “Policy” or “Policies” means the individual insurance policy or policies adopted by the Compensation Committee for purposes of insuring a Participant’s life under this Plan.

1.12    “Plan” means this instrument, including all amendments thereto.

1.13    “Termination for Cause” means that the Company has terminated the Participant’s employment for any of the following reasons:

(a)    Gross negligence or gross neglect of duties;

(b)    Commission of a felony or of a gross misdemeanor involving moral turpitude; or

(c)    Fraud, disloyalty, dishonesty or willful violation of any law or significant Company policy committed in connection with the Participant’s employment and resulting in an adverse effect on the Company.

Article 2

Participation

2.1    Eligibility to Participate. The Compensation Committee in its sole discretion shall designate from time to time Participants that are eligible to participate in this Plan.

2.2    Participation. The eligible executive may participate in this Plan by executing an “Election to Participate” and a Split Dollar Endorsement for each Policy. The Split Dollar Endorsement shall bind the Participant and his or her beneficiaries, assigns and transferees, to the terms and conditions of this Plan. An executive’s participation is limited to only Policies where he or she is the Insured.

2.3    Termination of Participation. A Participant’s rights under this Plan shall cease and his or her participation in this Plan shall terminate if either of the following events occur: (i) if there is a Termination for Cause; or (ii) if the Participant’s employment with the Company is terminated prior to Early Retirement Age for reasons other than Disability (except as set forth in 2.4(B) of the Plan) or a leave of absence approved by the Company. In the event the Company decides to maintain the Policy after the Participant’s Termination of Participation in the Plan, the Company shall be the direct beneficiary of the entire death proceeds of the Policy.

2.4    Disability.

(A)    Except as otherwise provided in paragraph (B) of this section 2.4, if the

Participant’s employment with the Company is terminated because of the Participant’s Disability, the Company shall maintain the Policy in full force and effect and, in no event, shall the Company amend, terminate or otherwise abrogate the Participant’s interest in the Policy. However, the Company may replace the Policy with a comparable insurance policy to cover the benefit provided under this Agreement and the Company and the Participant shall execute a new Split Dollar Policy Endorsement. The Policy or any comparable policy shall be subject to the claims of the Company’s creditors.

(B)     Notwithstanding the provisions of paragraph (A) of this section 2.4, upon the disabled Participant’s gainful employment with an entity other than the Company, the Company shall have no further obligation to the disabled Participant, and the disabled Participant’s rights pursuant to the Plan shall cease. In the event the disabled Participant’s rights are terminated hereunder and the Company decides to maintain the Policy, the Company shall be the direct beneficiary of the entire death proceeds of the Policy.

2.5    Retirement. After the Participant’s Early or Normal Retirement Date, the Company shall maintain the Policy in full force and effect and in no event shall the Company amend, terminate or otherwise abrogate the Participant’s interest in the Policy. However, the Company may replace the Policy with a comparable insurance policy to cover the benefit under this Plan provided the Company and the Participant execute a new Split Dollar Policy Endorsement(s). The Policy or any comparable policy shall be subject to the claims of the Company’s creditors.

Article 3

Policy Ownership/Interests

3.1    Participant’s Interest. With respect to each Policy, the Participant, or the Participant’s assignee, shall have the right to designate the beneficiary of an amount of death proceeds equal to the Participant’s Interest as set forth in the Participant’s individual split dollar endorsement and as reflected on the Participant’s annual statement of estimated benefits. The Participant shall also have the right to elect and change settlement options with the consent of the Company and the Insurer.

3.2    Company’s Interest. The Company shall own the Policies and shall have the right to exercise all incidents of ownership except that the Company shall not sell, surrender or transfer ownership of a Policy so long as a Participant has an interest in the Policy as described in section 3.1. This provision shall not impair the right of the Company to terminate this Plan. With respect to each Policy, the Company shall be the direct beneficiary of the remaining death proceeds of the Policy after the Participant’s Interest is determined according to section 3.1.

Article 4

Premiums

4.1    Premium Payment. The Company shall pay all premiums due on all Policies.

4.2    Economic Benefit. The Company shall determine the economic benefit attributable to the Participant based on the amount of the current term rate for the Participant’s age multiplied by the aggregate death benefit payable to the Participant’s beneficiary. The “current term rate” is the minimum amount required to be imputed under Revenue Rulings 64-328 and 66-110, or any subsequent applicable authority.

4.3    Imputed Income. The Company shall impute the economic benefit to the Participant on an annual basis.

4.4    Cash Payment. The Company shall annually pay to the Participant an amount necessary to pay the federal and state income taxes attributable to the imputed income from the economic benefit and to the additional cash payments under this section. In calculating the cash payments due from the Company, the Company shall use the Participant’s actual marginal income tax bracket for the calendar year immediately preceding the payment to the Participant. If the Participant is employed by the Company upon the date the Participant reaches the Normal Retirement Age, the cash payments shall continue until the Participant’s death. In the event the Participant retires prior to the Normal Retirement Age or ceases to be employed by the Company prior to such age, the cash payments shall cease as of the date of such occurrence.

Article 5

Assignment

Any Participant may assign without consideration all interests in his or her Policy and in this Plan to any person, entity or trust. In the event a Participant shall transfer all of his or her interest in the Policy, then all of that Participant’s interest in his or her Policy and in the Plan shall be vested in his or her transferee, who shall be substituted as a party hereunder, and that Participant shall have no further interest in his or her Policy or in this Plan.

Article 6

Insurer

The Insurer shall be bound only by the terms of their corresponding Policy. Any payments the Insurer makes or actions it takes in accordance with a Policy shall fully discharge it from all claims, suits and demands of all persons relating to that Policy. The Insurer shall not be bound by the provisions of this Plan. The Insurer shall have the right to rely on the Company’s representations with regard to any definitions, interpretations, or Policy interests as specified under this Plan.

Article 7

Claims Procedure

7.1    Claims Procedure. A Participant or beneficiary (“claimant”) who has not received benefits under the Plan that he or she believes should be paid shall make a claim for such benefits as follows:

7.1.1    Initiation - Written Claim. The claimant initiates a claim by submitting to the Company a written claim for the benefits.

7.1.2    Timing of Company Response. The Company shall respond to such claimant within 90 days after receiving the claim. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90- day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

7.1.3    Notice of Decision. If the Company denies part or all of the claim, the

Company shall notify the claimant in writing of such denial. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)    The specific reasons for the denial,

(b)    A reference to the specific provisions of the Plan on which the denial is based,

(c)    A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

(d)    An explanation of the Plan’s review procedures and the time limits applicable to such procedures, and

(e)    A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

7.2    Review Procedure. If the Company denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Company of the denial, as follows:

7.2.1    Initiation - Written Request. To initiate the review, the claimant, within 60 days after receiving the Company’s notice of denial, must file with the Company a written request for review.

7.2.2    Additional Submissions - Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Company shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

7.2.3    Considerations on Review. In considering the review, the Company shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

7.2.4    Timing of Company Response. The Company shall respond in writing to such claimant within 60 days after receiving the request for review. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

7.2.5    Notice of Decision. The Company shall notify the claimant in writing of its decision on review. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)    The specific reasons for the denial,

(b)    A reference to the specific provisions of the Plan on which the denial is based,

(c)    A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits, and

(d)    A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 8

Amendments and Termination

8.1    Amendment or Termination of Plan. Except as otherwise provided in sections 2.3, 2.4, 2.5 and 8.2: (i) the Company may amend or terminate the Plan at any time, and (ii) the Company may amend or terminate a Participant’s rights under the Plan at any time prior to a Participant’s death by written notice to the Participant.

8.2    Amendment or Termination of Plan Upon Change in Control. Notwithstanding the provisions of section 8.1, in the event of a Change in Control, the Company, or its successor, shall maintain in full force and effect each Policy that is in existence on the date the Change in Control occurs and shall not terminate or otherwise abrogate a Participant’s interest in the Policy, unless the Company replaces the Policy with a comparable insurance policy to cover the benefit provided under this Agreement and the Company and the Participant shall execute a new Split Dollar Policy Endorsement. The Policy or any comparable policy shall be subject to the claims of the Company’s creditors. This section 8.2 shall apply to all Participants in the Plan on the date the Change in Control occurs, including but not limited to (i) a retired Participant who has an interest in a Policy pursuant to section 2.5; (ii) a disabled Participant who has an interest in the Policy pursuant to section 2.4; and (iii) a Participant whose employment is terminated as a result of a Change in Control.

8.3    A Participant may, in the Participant’s sole and absolute discretion, waive his or her rights under the Plan at any time. Any waiver permitted under this section 8.3 shall be in writing and delivered to the Board of Directors of the Company.

Article 9

Miscellaneous

9.1    Binding Effect. This Plan in conjunction with each Split Dollar Endorsement shall bind each Participant and the Company, their beneficiaries, survivors, executors, administrators and transferees and any Policy beneficiary.

9.2    No Guarantee of Employment. This Plan is not an employment policy or contract. It does not give a Participant the right to remain an employee of the Company, nor does it interfere with the Company’s right to discharge a Participant. It also does not require a Participant to remain an employee nor interfere with a Participant’s right to terminate employment at any time.

9.3    Applicable Law. The Plan and all rights hereunder shall be governed by and construed according to the laws of the Commonwealth of Massachusetts, except to the extent preempted by the laws of the United States of America.

9.4    Notice. Any notice, consent or demand required or permitted to be given under the provisions of this Plan by one party to another shall be in writing, shall be signed by the party giving or making the same, and may be given either by delivering the same to such other party personally, or by mailing the same, by United States certified mail, postage prepaid, to such party, addressed to his/her last known address as shown on the records of the Company. The date of such mailing shall be deemed the date of such mailed notice, consent or demand.

9.5    Entire Agreement. This Plan constitutes the entire agreement between the Company and the Participant as to the subject matter hereof. No rights are granted to the Participant by virtue of this Plan other than those specifically set forth herein.

9.6    Administration The Company shall have powers which are necessary to administer this Plan, including but not limited to:

(a)    Interpreting the provisions of the Plan;

(b)    Establishing and revising the method of accounting for the Plan;

(c)    Maintaining a record of benefit payments; and

(d)    Establishing rules and prescribing any forms necessary or desirable to administer the Plan.

9.7    Designated Fiduciary. For purposes of the Employee Retirement Income Security Act of 1974, if applicable, the Company shall be the named fiduciary and plan administrator under the Agreement. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

IN WITNESS WHEREOF, the Company executes this Plan as of the date indicated above.

COMPANY

Colonial Federal Savings Bank

By /s/ Michael E. McFarland
Title President and CEO